AMENDED AND RESTATED
BYLAWS
OF
WEATHERFORD INTERNATIONAL CORP
Article I - OFFICES
Section 1.01Registered Office. The registered office and registered agent of Weatherford International Corp (the “Corporation”) in the State of Delaware shall be as set forth in the Certificate of Incorporation (as defined below) or other document filed with the Delaware Secretary of State pursuant to the General Corporation Law of the State of Delaware (as may be subsequently amended or any successor statute, the “DGCL”). The Corporation may also have offices in such other places in the United States or elsewhere (and may change the Corporation’s registered office or registered agent) as the Board of Directors of the Corporation (the “Board”) may, from time to time, determine or, as determined by any officer of the Corporation, as the business of the Corporation may require.
Article II- MEETINGS OF STOCKHOLDERS
Section 2.01Annual Meetings. Annual meetings of the stockholders may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board (or its designee) shall determine and state in the notice of meeting. The Board may, in its sole discretion, determine that annual meetings of the stockholders shall not be held at any place, but may in addition to or instead be held solely by means of remote communication (including virtually) as described in Section 2.11 of these Amended and Restated Bylaws (these “Bylaws”) in accordance with Section 211(a)(2) of the DGCL. The Board may postpone, reschedule or cancel any annual meeting of the stockholders.
Section 2.02Special Meetings.
(A)Special meetings of the stockholders may only be called in the manner provided in the Corporation’s certificate of incorporation as then in effect (as the same may be amended and/or restated from time to time and including any certificate of designation relating to outstanding shares of preferred stock, the “Certificate of Incorporation”) and may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board, or its designee, shall determine and state in the notice of such meeting. The Board may, in its sole discretion, determine that special meetings of the stockholders shall not be held at any place, but may in addition to or instead be held solely by means of remote communication (including virtually) as described in Section 2.11 of these Bylaws in accordance with Section 211(a)(2) of the DGCL. The Board may postpone, adjourn, reschedule or cancel any previously scheduled special meeting of the stockholders at any time, before or after the notice for such meeting has been sent to the stockholders. Only such business shall be conducted at a special meeting of the stockholders as shall have been properly brought before the meeting pursuant to the Corporation’s notice of meeting (or any supplement thereto).
(B)To the extent permitted by the Certificate of Incorporation, special meetings of the stockholders shall be called by the Secretary of the Corporation (the “Secretary”) upon the request of one or more stockholders of record who (i) hold (or who are acting as nominee on behalf of other persons who beneficially own), in the aggregate, at least the percentage of outstanding shares of the Corporation’s common stock set forth in the Certificate of Incorporation (the “Requisite Percentage”), (ii) satisfy the other requirements provided in the Certificate of Incorporation and (iii) comply with the procedures and requirements set forth in this Section 2.02(B).
(1)No stockholder may request that the Secretary effectuate a call of a special meeting of the stockholders pursuant to the Certificate of Incorporation unless a stockholder of record of shares of capital stock of the Corporation making such request (a “Record Date Requesting Person”) has first submitted to the Secretary a request in writing that the Board fix a record date for the purpose of determining the stockholders entitled to request that the Secretary call such special meeting (a “Requested Record Date”). Such written request shall include as to the Record Date Requesting Person, each Stockholder Associated Person (as defined below) of the Record Date Requesting Person, and the business desired to be brought before the special meeting, the information that must be set forth in a Special Meeting Request (as defined below) from a stockholder who is not a Solicited Stockholder (as defined below). The Record Date Requesting Person must be making such request on behalf of and with authority to act for all stockholders that are requesting the meeting (and shall produce evidence thereof upon the Secretary’s request).
(2)Within ten Business Days after the Secretary receives a request to fix a Requested Record Date in proper form and otherwise in compliance with this Section 2.02(B) from a Record Date Requesting Person, the Board shall adopt a resolution fixing a Requested Record Date for the purpose of determining the stockholders entitled to request that the Secretary call a special meeting, which date shall not precede, nor be more than ten Business Days after, the date upon which the resolution fixing the Requested Record Date is adopted by the Board. If the Board does not adopt a resolution fixing the Requested Record Date within ten Business Days after the Secretary receives a request to fix a Requested Record Date from a Record Date Requesting Person that is in proper form and is otherwise in compliance with this Section 2.02(B), the Requested Record Date shall be the close of business on the tenth Business Day after the expiration of the original ten Business Day period after the Secretary received the request. Notwithstanding anything in this Section 2.02(B) to the contrary, no Requested Record Date shall be fixed if the Board determines, in good faith, that the request or requests that would otherwise be submitted following such Requested Record Date could not comply with the requirements set forth in this Section 2.02(B).
(3)To be timely, once a Requested Record Date has been fixed, the request to call a special meeting must be delivered to the Secretary at the principal executive office of the Corporation not later than the 60th day following the Requested Record Date. To be in proper written form, a request to call a special meeting (a “Special Meeting Request”, which shall mean such a request in proper form) from a stockholder or stockholders holding (or acting as nominee on behalf of persons who beneficially own), in the aggregate, at least the Requisite Percentage as of the Requested Record Date (together with any person who beneficially owns shares of the Corporation’s common stock as of such Requested Record Date on whose behalf such request was made, a “Requesting Stockholder”) must be signed and dated by each such stockholder requesting the meeting, or a duly authorized agent of such Requesting Stockholder, and shall include: (i) a brief description of the business desired to be brought before the special meeting (including the matters proposed to be acted on at the special meeting, the text of any resolutions to be approved thereat, and the names of any nominees for election or re-election as directors, if applicable); (ii) in the case of a stockholder of record acting as nominee on behalf of persons who beneficially own shares of the Corporation’s common stock, documentary evidence demonstrating the beneficial ownership, as of the Requested Record Date and as of the time such Special Meeting Request is delivered to the Secretary, of such shares by the persons on whose behalf such stockholder of record is acting as nominee; and (iii) unless such person is a Solicited Stockholder (as defined below), as to (A) each Requesting Stockholder, (B) each Stockholder Associated Person and (C) the business or nomination desired to be brought before the special meeting, the information that would be set forth in a notice provided under Section 2.03 at an annual meeting of the stockholders as if such business were to be considered at an annual meeting of the stockholders, except substituting “Requesting Stockholder” (or “Record Date Requesting Person,” as applicable) in all places where “Noticing Stockholder” appears in Section 2.03, as applicable. For purposes of these Bylaws, a “Solicited Stockholder” shall mean a stockholder that has provided a request to call a special meeting only in response to a solicitation (other than an exempt solicitation) made pursuant to, and in accordance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Requesting Stockholder(s) shall update such Special Meeting Request(s) in the manner required provided under Section 2.03(C)(3) as if such business were to be considered at an annual meeting of the stockholders.
(4)Special meetings of the stockholders shall be held on and at such date, time and place, if any, as determined by the Board; provided, however, that the date of any such special meeting shall be not more than 120 days after the Special Meeting Request is received by the Secretary. In fixing a date and time for any special meeting requested by stockholders, the Board may consider such factors as it deems relevant, including without limitation, the nature of the matters to be considered, the facts and circumstances related to any request for a meeting, any plan of the Board to call an annual meeting or special meeting and whether any such request has been revoked. The record date for the special meeting of the stockholders may be fixed by the Corporation, and the notice of the special meeting may be provided to the stockholders by the Corporation in any manner that is in accordance with these Bylaws or otherwise in accordance with the DGCL.
(5)Notwithstanding the foregoing provisions of this Section 2.02(B), a special meeting requested by stockholders shall not be called or held if (however, for clarity, the Board shall have the authority to call special meetings of the stockholders at any time):
(a)the Special Meeting Request does not comply with this Section 2.02(B) and, to the extent applicable, Section 2.03;
(b)the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under law or the Certificate of Incorporation or Bylaws of the Corporation (including with respect to filling vacancies or newly created directorships on the Board), was made in a manner that involved a violation of law or otherwise does not comply with law, including the Exchange Act;
(c)an identical or substantially similar item, as determined in good faith by the Board (a “Similar Item”), was presented at any meeting of the stockholders held within 120 days prior to the receipt by the Secretary of the earliest date of signature on the Special Meeting Request (and, for purposes of this Section 2.02(B)(5)(c), the election of directors shall be deemed a Similar Item with respect to all items of business involving the election or removal of directors); or
(d)the Special Meeting Request is delivered during the period commencing 90 days prior to the first anniversary of the preceding year’s annual meeting and ending on the date of the next annual meeting.
(6)No business shall be presented by any stockholder at a special meeting of the stockholders except business described in the Special Meeting Request; provided, however, that nothing herein shall prohibit the Board from submitting additional matters to stockholders at any special meeting. The Board shall determine in good faith whether the requirements set forth in this Section 2.02(B) and the applicable requirements set forth in the Certificate of Incorporation have been satisfied, and, if it is determined that such requirements were not satisfied, any such business shall not be transacted. If none of the record stockholders who submitted a Special Meeting Request (or a qualified representative thereof, as defined in Section 2.03(C)(1)) appears at the special meeting to present the business to be brought before such meeting that was specified in the Special Meeting Request, any such business shall not be transacted.
(7)In determining whether a special meeting of the stockholders has been requested by the stockholders of record of the Requisite Percentage, multiple Special Meeting Requests delivered to the Secretary will be considered together only if (a) each such request identifies substantially the same business to be brought before the special meeting (as determined in good faith by the Board or the Secretary) and (b) such requests have been dated and delivered to the Secretary no earlier than the date the Secretary receives the request to fix a Requested Record Date pursuant to Section 2.02(B)(2) and no later than the 60th day following the Requested Record Date.
(8)Any stockholder may revoke a request for a special meeting at any time prior to the special meeting of the stockholders by written revocation delivered to and received by the Secretary at the principal executive office of the Corporation. If, at any time after receipt by the Secretary of a proper request for a special meeting of the stockholders, there are no longer valid requests from stockholders holding (or acting as nominee on behalf of persons who beneficially own), in the aggregate, at least the Requisite Percentage, whether because of revoked requests, transfers of capital stock or otherwise, the Board shall have the discretion to determine whether to proceed with, or cancel, the special meeting.
Section 2.03Notice of Stockholder Business and Nominations.
(A)Annual Meetings of the Stockholders.
(1)Nominations of persons for election to the Board and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of the stockholders only: (a) pursuant to the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board or an officer permitted by these Bylaws; (b) by or at the direction of the Board or any duly authorized committee of the Board; or (c) by any stockholder of the Corporation who is entitled to vote at the meeting, who complied with the procedures and requirements set forth in this Section 2.03 and who was a stockholder of record at the time such notice is delivered to the Secretary, at the time of the record date of the annual meeting and at the time of the annual meeting. Section 2.03(A)(1)(c) shall be the exclusive means for a stockholder to make nominations or submit other business before an annual meeting of the stockholders (other than nominations included in the Corporation’s proxy materials pursuant to Section 2.13 or proper business submitted pursuant to Rule 14a-8 under the Exchange Act).
(2)For nominations or other business to be properly brought before an annual meeting by a stockholder of record pursuant to Section 2.03(A)(1)(c), the stockholder of record bringing the notice (the “Noticing Stockholder”) must have delivered timely notice thereof in proper written form to the Secretary at the principal executive office of the Corporation, even if such matter is already the subject of any notice to the stockholders or public announcement from the Board, and any such proposed business other than nominations of persons for election to the Board must constitute a proper matter for stockholder action, or must be otherwise appropriate for stockholder action, under the provisions of the laws of the State of Delaware, the Certificate of Incorporation and these Bylaws. To be timely, the Noticing Stockholder’s notice must be delivered to the Secretary not later than the close of business on the 90th day, nor earlier than the 120th day, prior to the first anniversary of the date of the Corporation’s annual meeting for the preceding year; provided, however, that if no annual meeting was held in the preceding year or the date of the meeting is advanced by more than 30 days, or delayed by more than 60 days from such anniversary date, such notice shall be delivered to the Secretary at the principal executive office of the Corporation not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the tenth day following the day on which the public announcement (as defined below) of the date of such meeting is first made by the Corporation. An adjournment, recess, rescheduling or postponement of an annual meeting for which notice has already been given to stockholders or for which a public announcement of the meeting date has already been made by the Corporation (or the public announcement of an adjournment, recess, rescheduling or postponement thereof) shall not commence a new time period (or extend any time period) for the giving of a Noticing Stockholder’s notice. For the avoidance of doubt, a Noticing Stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these Bylaws. The number of nominees a Noticing Stockholder may nominate for election at an annual meeting shall not exceed the number of directors to be elected by stockholders generally at such annual meeting.
(3)To be in proper written form, such Noticing Stockholder’s notice delivered to the Secretary pursuant to this Section 2.03(A) shall, truthfully and accurately, set forth:
(a)as to each person whom the Noticing Stockholder proposes to nominate for election or re-election as a director:

(i)the name, age and address (business and residential) of such person;
(ii)a statement of such person’s qualifications to serve as a member of the Board, including the principal occupation or employment of such person (at present and for the past five years);
(iii)the Specified Information (as defined below) for such person and any member of the immediate family of such person, or any Affiliate or Associate (as such terms are defined below) of such person;
(iv)a description of all agreements, arrangements and understandings between each Holder and any Stockholder Associated Person (as such terms are defined below), on the one hand, and such person, on the other hand, (at present and for the past three years) including, without limitation, a complete and accurate description of all direct and indirect compensation and other monetary agreements, arrangements and understandings at present and for the past three years between the person and such parties (including all biographical, related party transaction and other information that would be required to be disclosed pursuant to the federal and state securities laws, including Item 404 promulgated under Regulation S-K under the Securities Act or the Exchange Act, if any Holder or any Stockholder Associated Person were the “registrant” for purposes of such rule and such person were a director or executive officer of such registrant);
(v)a representation as to whether such person has (A) notified the Board of each publicly listed company at which such person serves as an officer, executive officer or director with respect to such person’s proposed nomination for election to the Board, and, (B) as applicable, received all necessary consents to serve on the Board if so nominated and elected or otherwise appointed (or, if any such consents have not been received, how such person intends to address such failure to receive such necessary consents);
(vi)a representation as to whether such person’s nomination, election or appointment, as applicable, would violate or contravene a corporate governance policy, including, without limitation, a conflicts of interest or “overboarding” policy of any publicly listed company at which such person serves as an officer, executive officer or director, and, if so, a description of how such person intends to address such violation or contravention;
(vii)the first date of contact between any Holder and/or Stockholder Associated Person, on the one hand, and such person, on the other hand, with respect to the Corporation;
(viii)the amount and nature of any direct or indirect economic or financial interest, if any, of such person, or of any immediate family member of such person, in any funds or vehicles managed by, under common management with, or affiliated with any Holder or any Stockholder Associated Person;
(ix)any other information relating to such person that would be required to be disclosed in a proxy statement or any other filings required to be made in connection with solicitation of proxies for the election of directors in a contested election or that is otherwise required pursuant to and in accordance with Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (including such person’s written consent to being named in proxy statements as a proposed nominee of the Noticing Stockholder and to serving as a director if elected); and
(x)a completed and signed questionnaire, representation and agreement and any and all other information required by Section 2.03(A)(3)(e);
(b)as to any other business that the Noticing Stockholder proposes to bring before the meeting:
(i)a brief description of the business desired to be brought before the meeting;
(ii)the reasons for conducting such business at the meeting;
(iii)any material interest of each Holder and each Stockholder Associated Person, if any, in such business; and
(iv)the text of the proposal or business (including the specific text of any resolutions or actions proposed for consideration and if such business includes a proposal to amend these Bylaws, the specific language of the proposed amendment);
(c)as to the Noticing Stockholder and the beneficial owner, if any, on whose behalf the nomination is made or the other business is being proposed (collectively with the Noticing Stockholder, the “Holders” and each a “Holder”):
(i) the name and address of each Holder, as the name and address appear on the Corporation’s books, and the name and address of each Stockholder Associated Person, if any;
(ii)as of the date of the notice (which information, for the avoidance of doubt, shall be updated and supplemented pursuant to Section 2.03(C)(3)):
(A) the class or series and number of shares of capital stock of the Corporation which are, directly or indirectly, held of record or owned beneficially by each Holder and any Stockholder Associated Person (provided that, for the purposes of this Section 2.03(A), any such person shall in all events be deemed to beneficially own any shares of stock of the Corporation as to which such person has a right to acquire beneficial ownership at any time in the future (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both)),
(B) any Derivative Instrument directly or indirectly owned or held, including beneficially, by each Holder or any Stockholder Associated Person and any Short Interest held by each Holder or any Stockholder Associated Person within the last 12 months in any class or series of the shares or other securities of the Corporation,
(C) a description of all Derivative Instruments that have been entered into as of the date of the notice by, or on behalf of, such stockholder of record or by any such Stockholder Associated Person, with such description to include (1) the class, series and actual or notional number, principal amount or dollar amount of all securities of the Corporation underlying or subject to such Derivative Instrument, (2) the material economic terms of such Derivative Instrument and (3) the contractual counterparty for such Derivative Instrument,
(D) a description of any proxy, contract, arrangement, understanding or relationship pursuant to which each Holder and any Stockholder Associated Person has any right to vote or has granted a right to vote any shares of stock or any other security of the Corporation,
(E) any rights to dividends or payments in lieu of dividends on the shares of the Corporation owned beneficially by each Holder or any Stockholder Associated Person that are separated or separable from the underlying shares of stock or other security of the Corporation,
(F) any proportionate interest in shares of stock or other securities of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or other entity in which any Holder or any Stockholder Associated Person is a general partner or directly or indirectly beneficially owns an interest in a general partner, is the manager, managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or other entity,
(G) any direct or indirect legal, economic or financial interest (including Short Interest) of each Holder and each Stockholder Associated Person, if any, in the outcome of any (x) vote to be taken at any annual or special meeting of the stockholders of the Corporation or (y) any meeting of the stockholders of any other entity with respect to any matter that is related, directly or indirectly, to any nomination or business proposed by any Holder under these Bylaws,
(H) any material pending or threatened action, suit or proceeding (whether civil, criminal, investigative, administrative or otherwise) in which any Holder or any Stockholder Associated Person is, or is reasonably expected to be made, a party or material participant involving the Corporation or any of its officers, directors or employees, or any Affiliate of the Corporation, or any officer, director or employee of such Affiliate, and
(I) a description of all agreements, arrangements and understandings between each Holder and any Stockholder Associated Person and any other person or persons (including their names) with respect to the nomination or other proposed business (the information required by this subclause (ii) of Section 2.03(A)(3)(c) shall be referred to as the “Specified Information”);
(iii)a representation by the Noticing Stockholder that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting on the matter proposed, that the Noticing Stockholder will continue to be a stockholder of record of the Corporation entitled to vote at such meeting on the matter proposed through the date of such meeting and that such Noticing Stockholder intends to appear in person or by proxy at such meeting to propose such nomination or other business;

(iv)all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by each Holder and each Stockholder Associated Person, if any;
(v)any other information relating to each Holder and each Stockholder Associated Person, if any, that would be required to be disclosed in a proxy statement and/or form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;
(vi)a representation by the Noticing Stockholder as to whether any Holder and/or any Stockholder Associated Person intends or is part of a group which intends: (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the business being proposed or, in the case of nominations, reasonably believed by the Holder or Stockholder Associated Person, as the case may be, to be sufficient to elect the proposed nominee or nominees and/or (B) otherwise to solicit proxies from stockholders in support of such nomination or other business;
(vii)a representation by the Noticing Stockholder that each Holder and any Stockholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with its acquisition of shares of capital stock or other securities of the Corporation and/or such person’s acts or omissions as a stockholder of the Corporation;
(viii)a representation as to whether any Holder or any Stockholder Associated Person intends or is part of a group that intends to solicit holders of shares of stock representing at least 67% of the voting power of the shares entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 of the Exchange Act, and if such holder or a Stockholder Associated Person so intends, the information and statement required by Rule 14a-19(b);
(ix)the names and addresses of other stockholders (including beneficial owners) known by any Holder or Stockholder Associated Person to provide financial or otherwise material support with respect to such proposal(s) or nomination(s) (it being understood that delivery of a revocable proxy with respect to such proposal or nomination shall not in itself require disclosure under this clause (ix)), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and
(x)a representation by the Noticing Stockholder as to the accuracy of the information set forth in the notice. In addition, any Noticing Stockholder who submits a notice pursuant to this paragraph (A)(3) of this Section 2.03 is required to update and supplement the information disclosed in such notice in accordance with Section 2.03(C)(3).
(d)The Corporation may also, as a condition to any such nomination or business being deemed properly brought before an annual meeting of the stockholders, require any Holder or any proposed nominee to deliver to the Secretary, within five Business Days of any such request, such other information as may reasonably be requested by the Corporation, including: (i) such other information as may be reasonably required by the Board, in its sole discretion, to determine whether such proposed nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly disclosed corporate governance guideline or committee charter of the Corporation; and (ii) such other information that the Board determines, in good faith, could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee (including from any Holder or any Stockholder Associated Person).
(e)In addition to the other requirements of this Section 2.03(A), each person who a Noticing Stockholder proposes to nominate for election or re-election as a director of the Corporation must deliver in writing (in accordance with the time periods prescribed for delivery of notice under this Section 2.03(A)) to the Secretary at the principal executive office of the Corporation: (i) a written questionnaire with respect to the background and qualification of such person (which questionnaire shall be provided by the Secretary upon written request of any stockholder of record identified by name within five Business Days of such written request); and (ii) a written representation and agreement (in the form provided by the Secretary upon written request of any stockholder of record identified by name within five Business Days of such written request) that such person (A) is not and will not become a party to (x) any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (y) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, (C) would be in compliance, if elected as a director of the Corporation, and a statement as to whether such person, if elected, intends to comply, with all applicable rules of the exchanges upon which the securities of the Corporation are listed and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation, and (D) intends to serve a full term if elected as a director of the Corporation.
(B)Special Meetings of the Stockholders. Only such business shall be conducted at a special meeting of the stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of the stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only: (1) by or at the direction of the Board or any duly authorized committee of the Board; or (2) other than with respect to filling vacancies or newly created directorships on the Board, which, unless otherwise determined by the Board, are prohibited by the Certificate of Incorporation with respect to stockholders (a) provided that the Board has determined that directors shall be elected at such special meeting, by any stockholder of the Corporation who (i) is entitled to vote at the meeting, (ii) complies with the notice procedures set forth in this Section 2.03 (including those applicable to an annual meeting, but instead applied to such special meeting) and (iii) is a stockholder of record at the time such notice is delivered to the Secretary, at the time of the record date of the special meeting of the stockholders and at the time of the special meeting of the stockholders or (b) in the case of a stockholder-requested special meeting, by any stockholder of the Corporation in accordance with Section 2.02(B). In the event the Corporation calls a special meeting of the stockholders (other than a stockholder-requested special meeting) for the purpose of electing one or more directors to the Board, any Noticing Stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the Noticing Stockholder’s notice as required by Section 2.03(A)(2) or Section 2.03(A)(3) (but in each case applied to the special meeting) shall be delivered to the Secretary in proper written form not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting or (y) the tenth day following the day on which public announcement is first made by the Corporation of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the adjournment, recess, rescheduling or postponement of a special meeting (or the public announcement of an adjournment, recess, rescheduling or postponement thereof) commence a new time period (or extend any time period) for the giving of a Noticing Stockholder’s notice as described above. For the avoidance of doubt, a Noticing Stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these Bylaws. The number of nominees a Noticing Stockholder may nominate for election at a special meeting shall not exceed the number of directors to be elected by stockholders generally at such meeting. Notwithstanding any other provision of these Bylaws, in the case of a stockholder-requested special meeting, no stockholder may nominate a person for election to the Board or propose any other business to be considered at such special meeting, except pursuant to the Special Meeting Request(s) delivered pursuant to Section 2.02(B).
(C)General.
(1)Procedures. Except for directors who are appointed by the Board pursuant to these Bylaws, only such persons who are nominated in accordance and compliance with the procedures set forth in this Section 2.03 or Section 2.13 shall be eligible for election to serve as directors at a meeting of the stockholders and only such other business shall be conducted at a meeting of the stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.03. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the Board or chairman of the meeting shall, in addition to making any other determination that may be appropriate for the conduct of the meeting, have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws (including whether any Holder or Stockholder Associated Person solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such Noticing Stockholder’s nominee or other business in compliance with the representation as required by clauses (vi) or (viii) of Section 2.03(A)(3)(c)). If any proposed nomination or other business was not made or proposed in compliance with these Bylaws, the chairman of the meeting of the stockholders shall, subject to the supervision of the Board, have the power and duty to declare to the meeting that any such nomination or other business was not properly brought before the meeting and in accordance with the provisions of these Bylaws, and that such nomination or other business not properly brought before the meeting shall be disregarded and/or shall not be transacted. Notwithstanding anything to the contrary in these Bylaws, if the Noticing Stockholder (or a qualified representative of the Noticing Stockholder) does not appear at the annual or special meeting, as applicable, to present a nomination or other business, such nomination shall be disregarded and such other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.03, to be considered a “qualified representative” of the Noticing Stockholder, a person must be (a) a duly authorized officer, manager, trustee or partner of such stockholder or (b) authorized by a written document executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of the stockholders, which writing or electronic transmission (or a reliable reproduction of such writing or electronic transmission) must be delivered to the Secretary at the principal executive office of the Corporation, no later than the close of business on the fifth Business Day prior to such meeting of the stockholders.
(2)Exchange Act Compliance. Notwithstanding the foregoing provisions of this Section 2.03, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.03 and any failure to comply therewith shall be deemed a failure to comply with this Section 2.03; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.03. If a Holder or Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) of the Exchange Act and subsequently fails to comply with any of the requirements of Rule 14a-19 (including Rule 14a-19(a)(2) or Rule 14a-19(a)(3) of the Exchange Act, including the provision to the Corporation of notices required thereunder in a timely manner), then any such nominee shall be disqualified. Nothing in these Bylaws shall be deemed to affect any rights (a) of the holders of any class or series of stock having a preference over the common stock of the Corporation as to dividends or upon liquidation to elect directors under specified circumstances, or (b) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or any other applicable federal or state securities law with respect to that stockholder’s request to include proposals in the Corporation’s proxy statement.
(3)Updates and Supplements. In addition, to be considered timely, a Noticing Stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting of the stockholders and as of the date that is ten Business Days prior to the meeting of the stockholders or any adjournment, recess, rescheduling or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive office of the Corporation not later than five Business Days after the record date for the meeting of the stockholders in the case of the update and supplement required to be made as of the record date, and not later than eight Business Days prior to the date for the meeting of the stockholders or any adjournment, recess, rescheduling or postponement thereof in the case of the update and supplement required to be made as of ten Business Days prior to the meeting of the stockholders or any adjournment, recess, rescheduling or postponement thereof. In addition, if the Noticing Stockholder has delivered to the Corporation a notice relating to the nomination of directors, the Noticing Stockholder shall deliver to the Corporation not later than eight Business Days prior to the date of the meeting or any adjournment, recess, rescheduling or postponement thereof (or, if not practicable, on the first practicable date prior to the date to which the annual meeting has been adjourned or postponed) reasonable evidence that it has complied with the requirements of Rule 14a-19 of the Exchange Act. For the avoidance of doubt, the obligation to update and supplement set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of the stockholders.
Section 2.04Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a timely notice of the meeting shall be given in accordance with Section 232 of the DGCL, stating the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the notice of any meeting shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.
Section 2.05Quorum. Unless otherwise required by law, the Certificate of Incorporation or the rules of any stock exchange upon which the Corporation’s securities are listed, the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority of the voting power of the issued and outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.
Section 2.06Voting.
(A)Except as otherwise provided by or pursuant to the provisions of the Certificate of Incorporation, each stockholder entitled to vote at any meeting of the stockholders shall be entitled to one vote for each share of stock held by such stockholder that has voting power upon the matters in question. Each stockholder entitled to vote at a meeting of the stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy in any manner provided under Section 212(c) of the DGCL or as otherwise provided under applicable law, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. Unless required by the Certificate of Incorporation or applicable law, or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, if there be such proxy.
(B)When a quorum is present at any meeting, a majority of the votes cast, affirmatively or negatively, by the holders of shares of stock present in person or represented by proxy and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which, by express provision of applicable law, of the rules or regulations of any stock exchange applicable to the Corporation, of any regulation applicable to the Corporation or its securities, of the Certificate of Incorporation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question.
(C)Notwithstanding the foregoing sentence and subject to the Certificate of Incorporation, directors shall be elected by the affirmative vote of the holders of a majority of the votes cast by the holders of shares of stock entitled to vote in the election of directors at a meeting of the stockholders at which a quorum is present; provided, however, that in a Contested Election, the directors shall be elected by a plurality of the votes cast by the holders of shares of stock represented in person or by proxy at any such meeting and that are entitled to vote on the election of directors. A “Contested Election” shall mean an election of directors at any properly called meeting of the stockholders for which (1) the Secretary receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees for director set forth in these Bylaws and (2) such nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders. A “majority of votes cast” shall mean that the number of shares voted “for” a matter or nominee’s election exceeds the number of shares voted “against” that matter or nominee’s election, as applicable. “Abstentions” and “broker non-votes,” if applicable, shall not be included in the total number of votes cast or be counted as votes cast “for” or “against” that matter or nominee’s election, as applicable. If a nominee for director who is not an incumbent director does not receive a majority of the votes cast, the nominee shall not be elected. The Board, or a committee thereof, may establish policies or procedures under which a director standing for reelection in an uncontested election (meaning an election other than a Contested Election) must tender a resignation conditioned on the incumbent director’s failure to receive a majority of the votes cast. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable, and any resignation after failing to receive such a vote shall be governed by the corporate policies or principles adopted by resolution of the Board.
(D)Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.
Section 2.07Organization.
(A)The person designated by the Board, or if no such person is designated or such person is absent, the Chairman of the Board, if one is elected, or, in his or her absence, the President or Chief Executive Officer of the Corporation (“Chief Executive Officer”), shall be the chairman of the meeting and, as such, preside at all meetings of the stockholders.
(B)The Board may adopt by resolution such rules and regulations for the conduct of meetings of the stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairman of a meeting of the stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (1) the establishment of an agenda or order of business for the meeting, (2) rules and procedures for maintaining order at the meeting and the safety of those present, (3) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairman of the meeting or the Board shall determine, (4) restrictions on entry to the meeting after the time fixed for the commencement thereof, (5) limitations on the time allotted to questions or comments by participants, (6) restrictions on the use of audio/video recording devices and cell phones, (7) procedures for complying with any state and local laws and regulations concerning safety and security and (8) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting.
Section 2.08Secretary of Meetings. The Secretary shall act as secretary at all meetings of the stockholders. In the absence of the Secretary, the Chairman of the Board or the President or Chief Executive Officer shall appoint a person to act as secretary at such meetings.
Section 2.09Stockholder Action by Unanimous Consent. Subject to the rights of the holders of any series of preferred stock, any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by all of the stockholders entitled to vote with respect to the action that is the subject of the consent.
Section 2.10Adjournment. At any meeting of the stockholders of the Corporation, if less than a quorum be present, the chairman of the meeting or stockholders present in person or represented by proxy, by the affirmative vote of a majority of the votes cast, affirmatively or negatively, shall have the power to adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present. Any business may be transacted at the adjourned meeting that might have been transacted at the meeting originally noticed. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting. Additionally, the Corporation shall be permitted to adjourn a meeting, without notice, as and in any manner permitted by the DGCL.
Section 2.11Remote Communication. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxyholders not physically present at a meeting of the stockholders may, by means of remote communication:
(A)participate in a meeting of the stockholders; and
(B)be deemed present in person and vote at a meeting of the stockholders whether such meeting is to be held at a designated place or solely by means of remote communication; provided that:
(1)the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder;
(2)the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and

(3)if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.
Section 2.12Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of the stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of the stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (A) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (B) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (C) count all votes and ballots, (D) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (E) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. In determining the validity and counting of proxies and ballots cast at any meeting of the stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.
Section 2.13Proxy Access.
(A)As used in this Section 2.13, capitalized terms shall have the meanings indicated in this Section 2.13. Subject to the terms and conditions of these Bylaws, the Corporation shall include in its proxy statement and on its form of proxy for an annual meeting of the stockholders the name of, and shall include in its proxy statement the Required Information (as defined below) relating to, any nominee for election or reelection to the Board delivered pursuant to this Section 2.13 (a “Stockholder Nominee”) who satisfies the eligibility requirements in this Section 2.13, and who is identified in a timely and proper notice that both complies with this Section 2.13 (the “Stockholder Notice”) and is given by a stockholder on behalf of one or more stockholders or beneficial owners that (an “Eligible Stockholder”):
(1)expressly elect at the time of the delivery of the Stockholder Notice to have such Stockholder Nominee included in the Corporation’s proxy materials;
(2)Own and have Owned (as defined below in Section 2.13(C)) continuously for at least three years as of the date of the Stockholder Notice, a number of shares that represents at least 3% of the outstanding shares of common stock entitled to vote in the election of directors as of the date of the Stockholder Notice (the “Required Shares”); and
(3)satisfy such additional requirements of these Bylaws.
(B)For purposes of qualifying as an Eligible Stockholder and satisfying the Ownership requirements under Section 2.13(A):
(1)the outstanding shares of common stock Owned by one or more stockholders and beneficial owners that each stockholder and/or beneficial owner has Owned continuously for at least three years as of the date of the Stockholder Notice may be aggregated, provided that the number of stockholders and beneficial owners whose Ownership of shares is aggregated for such purpose shall not exceed 20 and that any and all requirements and obligations for an Eligible Stockholder set forth in this Section 2.13 are satisfied by and as to each such stockholder and beneficial owner (except as noted with respect to aggregation or as otherwise provided in this Section 2.13); and
(2)two or more funds that are (a) under common management and investment control, (b) under common management and funded primarily by the same employer or (c) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one stockholder or beneficial owner.
(C)For purposes of this Section 2.13:
(1)A stockholder or beneficial owner shall be deemed to “Own” only those outstanding shares of common stock as to which such person possesses both (a) the full voting and investment rights pertaining to the shares and (b) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (a) and (b) shall not include any shares (i) sold by such person or any of its Affiliates in any transaction that has not been settled or closed, including any short sale, (ii) borrowed by such person or any of its Affiliates for any purposes or purchased by such person or any of its Affiliates pursuant to an agreement to resell or (iii) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by such person or any of its Affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of common stock, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such person’s or its Affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree any gain or loss arising from the full economic ownership of such shares by such person or its Affiliate. The terms “Owned,” “Owning” and other variations of the word “Own,” when used with respect to a stockholder or beneficial owner, shall have correlative meanings.
(2)A stockholder or beneficial owner shall “Own” shares held in the name of a nominee or other intermediary so long as the person retains both the full voting and investment rights pertaining to the shares and the full economic interest in the shares. A person’s Ownership of shares shall be deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the person.
(3)A stockholder or beneficial owner’s Ownership of shares shall be deemed to continue during any period in which the person has loaned such shares provided that the person has the power to recall such loaned shares on three Business Days’ notice, the person recalls the loaned shares within three Business Days of being notified that its Stockholder Nominee will be included in the Corporation’s proxy materials for the relevant annual meeting, and the person holds the recalled shares through the annual meeting.
(D)No stockholder or beneficial owner, alone or together with any of its Affiliates, may be a member of more than one group constituting an Eligible Stockholder under this Section 2.13.
(E)For purposes of this Section 2.13, the “Required Information” that the Corporation will include in its proxy statement is:
(1)the information set forth in the Schedule 14N provided with the Stockholder Notice concerning each Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder, and
(2)if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder, not to exceed 500 words, in support of each Stockholder Nominee, which must be provided at the same time as the Stockholder Notice for inclusion in the Corporation’s proxy statement for the annual meeting (the “Statement”).
Notwithstanding anything to the contrary contained in this Section 2.13, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 2.13 shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Stockholder or Stockholder Nominee.
(F)The Stockholder Notice shall set forth all information required under Section 2.03 (and for such purposes, references in Section 2.03 to the “Noticing Stockholder”, “Holder” and “beneficial owner” on whose behalf the nomination is made shall be deemed to refer to the “Eligible Stockholder”), and in addition shall include:
(1)the written consent of each Stockholder Nominee to being named in the Corporation’s proxy materials as a nominee and to serving as a director if elected;
(2)a copy of the Schedule 14N that has been or concurrently is filed with the SEC under Exchange Act Rule 14a-18;
(3)the written agreement of the Eligible Stockholder (in the case of a group, each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder) addressed to the Corporation, setting forth the following additional agreements, representations and warranties:
(a)setting forth and certifying to the number of shares of common stock it Owns and has Owned (as defined in Section 2.13(C)) continuously for at least three years as of the date of the Stockholder Notice and agreeing to continue to Own such shares through the annual meeting, which statement shall also be included in the Schedule 14N filed by the Eligible Stockholder with the SEC,
(b)the Eligible Stockholder’s agreement to provide (i) the information required under Section 2.03 and (ii) written statements from the record holder and intermediaries as required under Section 2.13(H) verifying the Eligible Stockholder’s continuous Ownership of the Required Shares, in each case through and as of the Business Day immediately preceding the date of the annual meeting,
(c)the Eligible Stockholder’s representation and warranty that the Eligible Stockholder (i) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have any such intent, (ii) has not nominated and will not nominate for election to the Board at the annual meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 2.13, (iii) has not engaged and will not engage in, and has not been and will not be a participant (as defined in Item 4 of Exchange Act Schedule 14A) in, a solicitation within the meaning of Exchange Act Rule 14a-1(l), in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee or a nominee of the Board and (iv) will not distribute any form of proxy for the annual meeting other than the form distributed by the Corporation, and
(d)the Eligible Stockholder’s agreement to (i) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation, (ii) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 2.13, (iii) comply with all laws, rules, regulations and listing standards applicable to any solicitation in connection with the annual meeting, (iv) file all materials described below in Section 2.13(H)(3) with the SEC, regardless of whether any such filing is required under Exchange Act Regulation 14A, or whether any exemption from filing is available for such materials under Exchange Act Regulation 14A and (v) provide to the Corporation prior to the annual meeting such additional information as necessary or reasonably requested by the Corporation; and
(4)in the case of a nomination by a group of stockholders or beneficial owners that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including withdrawal of the nomination.
(G)To be timely under this Section 2.13, the Stockholder Notice must be delivered by a stockholder to the Secretary at the principal executive office of the Corporation not later than the close of business on the 120th day nor earlier than the 150th day prior to the first anniversary of the date (as stated in the Corporation’s proxy materials) the definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting of the stockholders; provided, however, that in the event the date of the annual meeting is more than 30 days before or after such anniversary date, or if no annual meeting was held in the preceding year, to be timely the Stockholder Notice must be so delivered not earlier than the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice has been given or with respect to which there has been a public announcement of the date of the meeting, commence a new time period (or extend any time period) for the giving of the Stockholder Notice as described above.
(H)An Eligible Stockholder must:
(1)within five Business Days after the date of the Stockholder Notice, provide one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, specifying the number of shares that the Eligible Stockholder Owns, and has Owned continuously, in compliance with this Section 2.13;
(2)include in the Schedule 14N filed with the SEC a statement certifying that it Owns and has Owned the Required Shares in compliance with this Section 2.13;
(3)file with the SEC any solicitation or other communication by or on behalf of the Eligible Stockholder relating to the Corporation’s annual meeting of the stockholders, one or more of the Corporation’s directors or director nominees or any Stockholder Nominee, regardless of whether any such filing is required under Exchange Act Regulation 14A or whether any exemption from filing is available for such solicitation or other communication under Exchange Act Regulation 14A; and
(4)as to any group of funds whose shares are aggregated for purposes of constituting an Eligible Stockholder, within five Business Days after the date of the Stockholder Notice, provide documentation reasonably satisfactory to the Corporation that demonstrates that the funds satisfy Section 2.13(B)(2).
The information provided pursuant to this Section 2.13(H) shall be deemed part of the Stockholder Notice for purposes of this Section 2.13.
(I)Within the time period prescribed in Section 2.13(G) for delivery of the Stockholder Notice, the Eligible Stockholder must also deliver to the Secretary a written representation and agreement (which shall be deemed part of the Stockholder Notice for purposes of this Section 2.13) signed by each Stockholder Nominee and representing and agreeing that such Stockholder Nominee:
(1)is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Stockholder Nominee, if elected as a director, will act or vote on any issue or question, which such agreement, arrangement or understanding has not been disclosed to the Corporation,

(2)is not and will not become a party to any agreement, arrangement or understanding with any person with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Stockholder Nominee that has not been disclosed to the Corporation, and is not and will not become a party to any agreement, arrangement or understanding with any person other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director, and
(3)if elected as a director, will comply with all of the Corporation’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, and any other Corporation policies and guidelines applicable to directors.
At the request of the Corporation, the Stockholder Nominee must promptly, but in any event within five Business Days after such request, submit all completed and signed questionnaires required of the Corporation’s directors and provide to the Corporation such other information as it may reasonably request. The Corporation may request such additional information as necessary to permit the Board to determine if each Stockholder Nominee satisfies this Section 2.13.
(J)In the event that any information or communications provided by the Eligible Stockholder or any Stockholder Nominees to the Corporation or its stockholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any such defect or limit the Corporation’s right to omit a Stockholder Nominee from its proxy materials pursuant to this Section 2.13.
(K)Notwithstanding anything to the contrary contained in this Section 2.13, the Corporation may omit from its proxy materials any Stockholder Nominee, and such nomination shall be disregarded and no vote on such Stockholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:
(1)the Eligible Stockholder or Stockholder Nominee breaches any of its respective agreements, representations or warranties set forth in the Stockholder Notice (or otherwise submitted pursuant to this Section 2.13), any of the information in the Stockholder Notice (or otherwise submitted pursuant to this Section 2.13) was not, when provided, true, correct and complete, or the requirements of this Section 2.13 have otherwise not been met,
(2)the Stockholder Nominee (a) is not independent under the listing standards of the principal U.S. exchange upon which the shares of the Corporation are listed, any applicable rules of the SEC, and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors, (b) does not qualify as independent under the audit committee independence requirements set forth in the rules of the principal U.S. exchange on which shares of the Corporation are listed, as a “non-employee director” under Exchange Act Rule 16b-3 and the regulations proposed or promulgated thereunder or any successor provisions thereto, (c) is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (d) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the past ten years or (e) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act,
(3)a notice is delivered to the Corporation (whether or not subsequently withdrawn) under Section 2.03 of this Article II indicating that a stockholder intends to nominate any candidate for election to the Board, or

(4)the election of the Stockholder Nominee to the Board would cause the Corporation to be in violation of the Certificate of Incorporation, these Bylaws or any applicable state or federal law, rule, regulation or listing standard.
(L)The maximum number of Stockholder Nominees that may be included in the Corporation’s proxy materials pursuant to this Section 2.13 shall not exceed the greater of (1) two or (2) 20% of the number of directors in office as of the last day on which a Stockholder Notice may be delivered pursuant to this Section 2.13 with respect to the annual meeting, or if such amount is not a whole number, the closest whole number below 20%; provided, however, that this number shall be reduced by any Stockholder Nominee whose name was submitted for inclusion in the Corporation’s proxy materials pursuant to this Section 2.13 but either is subsequently withdrawn or that the Board decides to nominate as a Board nominee. In the event that one or more vacancies for any reason occurs after the deadline in Section 2.13(G) for delivery of the Stockholder Notice but before the annual meeting and the Board resolves to reduce the size of the Board in connection therewith, the maximum number shall be calculated based on the number of directors in office as so reduced. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.13 exceeds this maximum number, the Corporation shall determine which Stockholder Nominees shall be included in the Corporation’s proxy materials in accordance with the following provisions: each Eligible Stockholder (or in the case of a group, each group constituting an Eligible Stockholder) will select one Stockholder Nominee for inclusion in the Corporation’s proxy materials until the maximum number is reached, going in order of the amount (largest to smallest) of shares of the Corporation each Eligible Stockholder disclosed as Owned in its respective Stockholder Notice submitted to the Corporation. If the maximum number is not reached after each Eligible Stockholder (or in the case of a group, each group constituting an Eligible Stockholder) has selected one Stockholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the maximum number is reached. Following such determination, if any Stockholder Nominee who satisfies the eligibility requirements in this Section 2.13 is thereafter nominated by the Board, thereafter is not included in the Corporation’s proxy materials or thereafter is not submitted for director election for any reason (including the Eligible Stockholder’s or Stockholder Nominee’s failure to comply with this Section 2.13), no other nominee or nominees shall be included in the Corporation’s proxy materials or otherwise submitted for director election in substitution thereof.
(M)Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of the stockholders but either (1) withdraws from or becomes ineligible or unavailable for election at the annual meeting for any reason, including for the failure to comply with any provision of these Bylaws (provided that in no event shall any such withdrawal, ineligibility or unavailability commence a new time period (or extend any time period) for the giving of a Stockholder Notice) or (2) does not receive a number of votes cast in favor of his or her election at least equal to 25% of the shares present in person or represented by proxy and entitled to vote in the election of directors, will be ineligible to be a Stockholder Nominee pursuant to this Section 2.13 for the next two annual meetings.
(N)The Board (and any other person or body authorized by the Board) shall have the power and authority to interpret this Section 2.13 and to make any and all determinations necessary or advisable to apply this Section 2.13 to any persons, facts or circumstances, including the power to determine (1) whether one or more stockholders or beneficial owners qualifies as an Eligible Stockholder, (2) whether a Stockholder Notice complies with this Section 2.13 and has otherwise met the requirements of this Section 2.13, (3) whether a Stockholder Nominee satisfies the qualifications and requirements in this Section 2.13 and (4) whether any and all requirements of this Section 2.13 (or any applicable requirements of Article II, Section 2.03) have been satisfied. Notwithstanding the foregoing provisions of this Section 2.13, unless otherwise required by law or otherwise determined by the chairman of the meeting or the Board, if (x) the Eligible Stockholder or (y) a qualified representative of the stockholder (as defined in Section 2.03(C)(1)) does not appear at the annual meeting of the stockholders of the Corporation to present its Stockholder Nominee or Stockholder Nominees, such nomination or nominations shall be disregarded, notwithstanding that proxies in respect of the election of the Stockholder Nominee or Stockholder Nominees may have been received by the Corporation. Other than pursuant to Rule 14a-19 of the Exchange Act for the limited purposes addressed therein, this Section 2.13 shall be the exclusive method for stockholders to include nominees for director election in the Corporation’s proxy materials.
Article III- BOARD OF DIRECTORS
Section 3.01Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of its Board. The Board may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by the DGCL or the Certificate of Incorporation directed or required to be exercised or done by the stockholders.
Section 3.02Number and Term; Chairman. Subject to the rights of the holders of any series of preferred stock, the Board shall consist of one or more members, each of whom shall be a natural person. Unless the Certificate of Incorporation fixes the number of directors, the number of directors shall be determined from time to time solely by resolution of the Whole Board; provided, however, that the number of directors shall be no less than three nor greater than 14. The “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires. Except as otherwise provided by Section 3.05, each director, including a director elected to fill a vacancy or a newly created directorship, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation (including retirement), disqualification or removal. Directors need not be stockholders. The Board shall elect from its ranks a Chairman of the Board, who shall have the powers and perform such duties as provided in these Bylaws and as the Board may from time to time prescribe. The Chairman of the Board shall preside at all meetings of the Board at which he or she is present. If the Chairman of the Board is not present at a meeting of the Board, the President or Chief Executive Officer (if the President or Chief Executive Officer is a director and is not also the Chairman of the Board) shall preside at such meeting, and, if the President or Chief Executive Officer is not present at such meeting or is not a director, a majority of the directors present at such meeting shall elect one of their members to preside over such meeting. The Chairman of the Board may alternatively be referred to as the Chairperson of the Board.
Section 3.03Resignations. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board, the Chairman of the Board, the President or Chief Executive Officer or the Secretary. The resignation shall take effect at the time or upon the happening of any event specified therein, and if no specification is so made, at the time of its delivery. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.
Section 3.04Removal. Directors of the Corporation may be removed in accordance with applicable law.
Section 3.05Vacancies and Newly Created Directorships. Except as otherwise required by law, vacancies occurring on the Board (whether by death, resignation (including retirement), disqualification or removal) and newly created directorships resulting from any increase in the number of directors shall be filled in the manner provided in the Certificate of Incorporation.
Section 3.06Meetings. Regular meetings of the Board may be held at such places, if any, and times as shall be determined from time to time by the Board. Special meetings of the Board may be called by the President or Chief Executive Officer of the Corporation or the Chairman of the Board, and shall be called by the President or Chief Executive Officer or the Secretary if directed by a majority of the Board and shall be at such places, if any, and times as they or he or she shall fix. Notice need not be given of regular meetings of the Board. At least 24 hours before each special meeting of the Board, either written notice, notice by electronic transmission or oral notice (either in person or by telephone) of the time, date and place (if any) of the meeting shall be given to each director; provided, however, that if written notice is given only by United States mail, such notice shall be deposited in the United States mail, postage prepaid, at least five days before such special meeting of the Board; provided further that notice of a meeting may be on shorter notice (less than 24 hours) as the person or persons calling such meeting may in good faith deem necessary or appropriate in the circumstances. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting of the Board. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.
Section 3.07Quorum, Voting and Adjournment. Except as otherwise provided by the Certificate of Incorporation, a majority of the Whole Board shall constitute a quorum for all purposes, including the transaction of business. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, the affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board. In the absence of a quorum, a majority of the directors present thereat may adjourn such meeting to another time and place (if any). Notice of such adjourned meeting need not be given if the time and place (if any) of such adjourned meeting are announced at the meeting so adjourned.
Section 3.08Committees; Committee Rules. The Board may designate one or more committees, each such committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; provided that no such committee shall have the power or authority in reference to the following matters: (A) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (B) adopting, amending or repealing these Bylaws. Each committee of the Board may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board designating such committee or by subsequent Board resolution. Unless otherwise provided in such a resolution of the Board, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution of the Board, in the event that a member and that member’s alternate, if alternates are designated by the Board, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.
Section 3.09Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed in the minutes of proceedings of the Board. Such filing shall be in paper form if the minutes are maintained in paper form or shall be in electronic form if the minutes are maintained in electronic form.
Section 3.10Remote Meeting. Unless otherwise restricted by the Certificate of Incorporation, members of the Board, or any committee designated by the Board, may participate in a meeting by means of conference telephone or other communications equipment in which all persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone or other communications equipment shall constitute presence in person at such meeting.
Section 3.11Compensation. The Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.
Section 3.12Reliance on Books and Records. A member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
Article IV- OFFICERS
Section 4.01Number. The officers of the Corporation shall include a President and/or Chief Executive Officer and a Secretary, each of whom shall be elected by the Board and who shall hold office for such terms as shall be determined by the Board and until their successors are elected and qualified or until their earlier death, resignation (including retirement), disqualification or removal. In addition, the Board may elect one or more Vice Presidents, including one or more Executive Vice Presidents or Senior Vice Presidents, a Treasurer and one or more Assistant Treasurers and one or more Assistant Secretaries, who shall hold their office for such terms and shall exercise such powers and perform such duties as may be determined from time to time by the Board. Any number of offices may be held by the same person.
Section 4.02Other Officers and Agents. The Board may appoint such other officers and agents as it deems advisable, who shall hold their office for such terms and shall exercise and perform such powers and duties as shall be determined from time to time by the Board. The Board may empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, any officers and agents as the business or affairs of the Corporation may require.
Section 4.03Chief Executive Officer and President. The Chief Executive Officer, who may also be the President, subject to the determination of the Board, shall have general executive charge, management and control of the properties and operations of the Corporation in the ordinary course of its business, with all such powers with respect to such properties and operations as may be reasonably incidental to such responsibilities. If the Board has not elected a Chairman of the Board or in the absence or inability to act as the Chairman of the Board, the Chief Executive Officer shall exercise all of the powers and discharge all of the duties of the Chairman of the Board, but only if the Chief Executive Officer is a director of the Corporation. If not the same person, the President shall report and be responsible to the Chief Executive Officer, unless otherwise determined by the Board. The President shall have such powers and perform such duties as from time to time may be assigned or delegated to the President by the Board or the Chief Executive Officer or that are incidental to the office of president.
Section 4.04Vice Presidents. Each Vice President, if any are elected, of whom one or more may be designated an Executive Vice President or Senior Vice President, shall have such powers and shall perform such duties as shall be assigned to him or her by the President or Chief Executive Officer or the Board.
Section 4.05Treasurer; Chief Financial Officer.
(A)The Treasurer shall have custody of the corporate funds, securities, evidences of indebtedness and other valuables of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation. The Treasurer shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositories as may be designated by the Board or its designees selected for such purposes. The Treasurer shall disburse the funds of the Corporation, taking proper vouchers therefor. The Treasurer shall render to the President or Chief Executive Officer and the Board, upon their request, a report of the financial condition of the Corporation. If required by the Board, the Treasurer shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board shall prescribe. The Treasurer shall be authorized to execute bonds, mortgages and other contracts on behalf of the Corporation, except where required by law or any governing document to be otherwise executed.
(B)The Treasurer may be the Chief Financial Officer of the Corporation, and the Chief Financial Officer may exercise the role and any powers of and perform any obligations or duties of the Treasurer. This Section 4.05 shall apply to (1) the Treasurer, if one is elected, or (2), if no Treasurer is then in office, the officer authorized by resolution of the Board to assume the powers and authorities set forth in this Section 4.05.

(C)In addition, the Treasurer and/or any Chief Financial Officer shall have such further powers and perform such other duties incident to the office of Treasurer or Chief Financial Officer, respectively, as from time to time are assigned to him or her by the President or Chief Executive Officer or the Board.
Section 4.06Secretary. The Secretary shall: (A) cause minutes of all meetings of the stockholders and directors to be recorded and kept properly; (B) cause all notices required by these Bylaws or otherwise to be given properly; (C) see that the minute books, stock books, and other nonfinancial books, records and papers of the Corporation are kept properly; and (D) cause all reports, statements, returns, certificates and other documents to be prepared and filed when and as required. The Secretary shall have such further powers and perform such other duties as prescribed from time to time by the President or Chief Executive Officer or the Board.
Section 4.07Assistant Treasurers and Assistant Secretaries. Each Assistant Treasurer and each Assistant Secretary, if any are elected, shall be vested with all the powers and shall perform all the duties of the Treasurer and Secretary, respectively, in the absence or disability of such officer, unless or until the President or Chief Executive Officer or the Board shall otherwise determine. In addition, Assistant Treasurers and Assistant Secretaries shall have such powers and shall perform such duties as shall be assigned to them by the President or Chief Executive Officer or the Board.
Section 4.08Corporate Funds and Checks. The funds of the Corporation may be kept in such depositories as shall from time to time be prescribed by the Board or its designees selected for such purposes or otherwise may be prescribed by the officers of the Corporation. All checks or other orders for the payment of money may be signed by the President or Chief Executive Officer, a Vice President, the Treasurer or the Secretary or such other person or agent as may from time to time be authorized and with such countersignature, if any, as may be required by the Board.
Section 4.09Contracts and Other Documents. The President or Chief Executive Officer and the Secretary, or such other officer or officers as may from time to time be authorized by the Board or any other committee given specific authority in the premises by the Board during the intervals between the meetings of the Board, shall each have power to sign and execute on behalf of the Corporation deeds, conveyances and contracts and any and all other documents requiring execution by the Corporation. This provision is in addition to and not in limitation on any power of officers or employees of the Corporation to sign any deeds, conveyances and contracts and any and all other documents requiring execution by the Corporation.
Section 4.10Ownership of Equity Interests or other Securities of Another Entity. Unless otherwise directed by the Board, the President or Chief Executive Officer, a Vice President, the Treasurer or the Secretary, or such other officer or agent as shall be authorized by the Board or the President or Chief Executive Officer, shall have the power and authority, on behalf of the Corporation, to attend and to vote at any meeting of securityholders of any entity in which the Corporation holds securities or equity interests and may exercise, on behalf of the Corporation, any and all of the rights and powers incident to the ownership of such securities or equity interests at any such meeting, including the authority to execute and deliver proxies and consents on behalf of the Corporation.
Section 4.11Delegation of Duties. In the absence, disability or refusal of any officer to exercise and perform his or her duties, the Board may delegate to another officer such powers or duties.
Section 4.12Resignation and Removal. Any officer of the Corporation may be removed from office for or without cause at any time by the Board or at its direction. The Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, may remove any officer that was appointed by him or her. Any officer may resign at any time in the same manner prescribed under Section 3.03.
Section 4.13Vacancies. The Board shall have the power to fill vacancies occurring in any office, including those listed in Section 4.01. The Chief Executive Officer or the President, as applicable, shall also have the power to fill vacancies occurring in any office with respect to which the Board has given the Chief Executive Officer or the President, as applicable, the authority to appoint individuals thereto in accordance with Section 4.02.

Article V- STOCK
Section 5.01Certificated Shares. The shares of stock of the Corporation may be represented by certificates; provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by any two authorized officers of the Corporation (it being understood that any of the Chairman of the Board, the President, Chief Executive Officer, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be an authorized officer for such purpose), certifying the number and class of shares of stock registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. The Board shall have the power to appoint one or more transfer agents and/or registrars for the transfer or registration of certificates of stock of any class and may require stock certificates to be countersigned or registered by one or more of such transfer agents and/or registrars.
Section 5.02Uncertificated Shares. If the Board chooses to issue uncertificated shares, the Corporation, if required by the DGCL, shall, within a reasonable time after the issue or transfer of uncertificated shares, send the stockholder the information required by the DGCL. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates; provided that the use of such system by the Corporation is permitted by applicable law.
Section 5.03Transfer of Shares. Shares of stock of the Corporation represented by certificates shall be transferable upon its books by the holders thereof, in person or by their duly authorized attorneys or legal representatives, upon surrender to the Corporation by delivery thereof (to the extent evidenced by a physical stock certificate) to the person in charge of the stock and transfer books and ledgers. Certificates representing such shares, if any, shall be cancelled and new certificates, if the shares are to be certificated, shall thereupon be issued. Shares of capital stock of the Corporation that are not represented by a certificate shall be transferred in accordance with any procedures adopted by the Corporation or its agents and applicable law. A record shall be made of each transfer. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertificated shares requested to be transferred, both the transferor and transferee request the Corporation do so. The Corporation shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of certificates representing shares of stock of the Corporation and uncertificated shares.
Section 5.04Lost, Stolen, Destroyed or Mutilated Certificates. A new certificate of stock or uncertificated shares may be issued in the place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed, and the Corporation may, in its discretion, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond, in such sum as the Corporation may direct, in order to indemnify the Corporation against any claims that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
Section 5.05List of Stockholders Entitled to Vote. The Corporation shall prepare, no later than the tenth day before each meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date (A) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (B) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 5.05 or to vote in person or by proxy at any meeting of the stockholders.
Section 5.06Fixing Date for Determination of Stockholders of Record.
(A)In order that the Corporation may determine the stockholders entitled to notice of any meeting of the stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 nor less than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of the stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
(B)In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
(C)Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action without a meeting is fixed by the Board, (1) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (2) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.
Section 5.07Registered Stockholders. Prior to the surrender to the Corporation of the certificate or certificates for a share or shares of stock or notification to the Corporation of the transfer of uncertificated shares with a request to record the transfer of such share or shares, the Corporation may treat the registered owner of such share or shares as the person entitled to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner of such share or shares. To the fullest extent permitted by law, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.
Article VI- NOTICE AND WAIVER OF NOTICE
Section 6.01Notice. If mailed, notice to stockholders shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation, and if given by any other form, shall be deemed given as provided in the DGCL. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.
Section 6.02Waiver of Notice. A written waiver of any notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether given before or after the time stated therein given, shall be deemed equivalent to the notice. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting (in person or by remote communication) shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.
Article VII- INDEMNIFICATION
Section 7.01Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the laws of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 7.03 with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board (or the Board in its sole discretion elects to indemnify such indemnitee, which indemnification shall then be permissive and not mandatory).
Section 7.02Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 7.01, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending, or appearing or participating as a witness at or other non-party in, any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article VII, which shall be governed by Section 7.03 (hereinafter an “advancement of expenses”); provided, however, that an advancement of expenses shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under Section 7.01 and Section 7.02 or otherwise.
Section 7.03Right of Indemnitee to Bring Suit. If a claim under Section 7.01 or Section 7.02 is not paid in full by the Corporation within (A) 60 days after a written claim for indemnification has been received by the Corporation or (B) 20 days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (X) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (Y) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.
Section 7.04Indemnification Not Exclusive. The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article VII, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article VII, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.
Section 7.05Nature of Rights. The rights conferred upon indemnitees in this Article VII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.
Section 7.06Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Section 7.07Indemnification of Employees and Agents of the Corporation. The Corporation may grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
Section 7.08Limitation on Indemnification. Subject to the requirements of the DGCL, the Corporation shall not be obligated based on the provisions of these Bylaws to indemnify any person pursuant to this Article VII in connection with any proceeding (or any part of any proceeding) (to the extent permitted by law, (B) and (C) below shall be subject to advancement of expenses pursuant to Section 7.02, which shall not include the amounts subject to accounting or disgorgement or reimbursement):
(A)for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(B)for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);
(C)for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);
(D)initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (a) the Board authorized the proceeding (or the relevant part of the proceeding) prior to its initiation, (b) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under law, (c) otherwise required to be made under Section 7.03 or (d) otherwise required by law; or
(E)if prohibited by law.
Article VIII- MISCELLANEOUS
Section 8.01Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
Section 8.02Corporate Seal. The Board may (but is not required to) provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary.
Section 8.03Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.
Section 8.04Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein. References to Sections without other qualification shall mean sections of these Bylaws.
Section 8.05Inconsistent Provisions. If any provision or provisions of these Bylaws shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (A) the validity, legality and enforceability of the remaining provisions of these Bylaws (including each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (B) to the fullest extent possible, the provisions of these Bylaws (including each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
Section 8.06Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. To the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 8.06.
Section 8.07Certain Definitions; Interpretations. For purposes of these Bylaws:

(A)“Affiliate” shall have the meaning attributed to such term in Rule 12b-2 under the Exchange Act;
(B)“Associate” shall have the meaning attributed to such term in Rule 12b-2 under the Exchange Act;
(C)“Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, NY are authorized or obligated by law or executive order to close;
(D)“close of business” on a particular day shall mean 5:00 p.m. local time at the principal executive office of the Corporation, and if an applicable deadline falls on the close of business on a day that is not a Business Day, then the applicable deadline shall be deemed to be the close of business on the immediately preceding Business Day;
(E)“delivery” (or “deliver”, or any variation thereof) of any notice, request, information or materials by a stockholder as required to be “delivered” shall mean and require, both (1) hand delivery, overnight courier service, or by certified or registered mail, return receipt requested, in each case to the Secretary at the principal executive office of the Corporation, and (2) electronic mail to the Secretary;
(F)“Derivative Instrument” means any short position, profits interest, option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the Holder or any Stockholder Associated Person may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation;
(G)“public announcement” shall mean disclosure: (1) in a press release released by the Corporation, provided such press release is released by the Corporation following its customary procedures, as reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or a comparable news service, or is generally available on internet news sites, or (2) in a document publicly filed by the Corporation with the U.S. Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act;
(H)“Securities Act” shall mean the Securities Act of 1933, as amended.
(I)“Short Interest” shall mean any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving any Holder or any Stockholder Associated Person, on the one hand, and any person, on the other hand, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) or any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Holder or any Stockholder Associated Person with respect to any class or series of the shares or other securities of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares or other securities of the Corporation; and

(J)“Stockholder Associated Person” shall mean, as to any Holder, (1) any Affiliate or Associate of such Holder or (2) any person who is a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act (or any successor provision)) with such Holder.
(K)For purposes of these Bylaws, the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.” References to “law” shall mean applicable law. Where a reference in these Bylaws is made to any statute or regulation or provision thereof, such reference shall be to (1) the statute, regulation or provision as amended from time to time and to any successor statute, regulation or provision (in each case, except as context may otherwise require) and (2) any rules or regulations promulgated thereunder.
Article IX- AMENDMENTS
Section 9.01Amendments. The Board is expressly authorized to adopt, amend or repeal, in whole or in part, these Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. Any adoption, amendment or repeal of the Bylaws by the Board shall require the affirmative vote of a majority of the Whole Board. Notwithstanding any other provisions of these Bylaws or any provision of law that might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of a majority in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to adopt, amend or repeal, in whole or in part, these Bylaws.